Exhibit 4.12

Property Leasing Agreement

between

China Life Insurance (Group) Company

and

China Life Insurance Company Limited

TABLE OF CONTENTS

CLAUSE 1	PREMISES OF THE AGREEMENT	3

CLAUSE 2	SCOPE OF LEASE	4

CLAUSE 3	LEASE TERM	5

CLAUSE 4	PAYMENT OF RENT	5

CLAUSE 5	RIGHTS AND DUTIES	6

CLAUSE 6	AMENDMENT AND TERMINATION	9

CLAUSE 7	DEFAULT AND DAMAGES	9

CLAUSE 8	REPRESENTATIONS AND WARRANTIES	10

CLAUSE 9	FORCE MAJEURE	11

CLAUSE 10	MISCELLANEOUS	11

CLAUSE 11	NOTICES	12

CLAUSE 12	GOVERNING LAW AND DISPUTE SETTLEMENT	13

CLAUSE 13	SUPPLEMENTARY PROVISIONS	13

SCHEDULE I		15

SCHEDULE II		16

This Property Leasing Agreement (the “Agreement”) is entered into on December 23, 2005 in Beijing, People’s Republic of China (“PRC”) by and between the following two parties:

Party A:	China Life Insurance (Group) Company
Address: No. 5 Guan Ying Yuan Xi Qu, Xicheng District, Beijing
Legal Representative: Yang Chao

Party B:	China Life Insurance Company Limited
Address: China Life Building, No. 16 Chao Wai Avenue, Chaoyang District, Beijing
Legal Representative: Yang Chao

WHEREAS,,

(1)	Party A is a wholly state-owned insurance company duly organized and existing under the laws of the PRC;

(2)	Party B is a joint stock insurance company with limited liability duly organized and existing under the laws of the PRC; and

(3)	Both parties executed on September 30, 2003 a property leasing agreement (“Original Agreement”) and Original Agreement shall expire on December 31, 2005. On the basis of Original Agreement, both parties wish to make fair and reasonable amendments and arrangements regarding the leasing or subleasing of real estate from Party A to Party B.

In accordance with the Municipal Real Estate Law of the PRC, the Contract Law of the PRC, as well as other relevant laws and regulations, and on the basis of mutual benefit and through friendly consultations, both parties hereto have agreed to enter into this Agreement as follows:

Clause 1 Premises of the Agreement

1.1.	Party A owns all the real property listed in Schedule I of this Agreement (hereinafter referred to as “Party A Real Property”). The Party A Real Property listed in Schedule I includes real property owned by Party A and its affiliates, and Party A’s affiliates have agreed to have Party A to enter into this Agreement.

1.2.	Party A is entitled to sublet all real property listed in Schedule II of this Agreement (hereinafter referred to as “Party A Leased Property”).

1.3.	The real property referred to in clauses 1.1 and 1.2 are collectively referred to in this Agreement as “Agreement Property”.

1.4.	Party A agrees to lease Party A Real Property and sublease Party A Leased Property to Party B in accordance with the terms and conditions of this Agreement for Party B’s use as office space and Party B agrees to lease or sublease such properties as the case may be.

Clause 2 Scope of Lease

2.1.	There is a total of 963 for sites Party A Real Property, having a total construction area of 643,866 square meters, among which 540 sites with the construction area of 449,658 square meters are relet and 423 sites with the construction area of 194,208 square meters are newly leased. The detailed description of such sites is set forth in Schedule II, which constitutes a part of this Agreement.

2.2.	There is a total of 707 for sites Party A Leased Property, having a total construction area of 493,367 square meters. The detailed description of such sites is set forth in Schedule II, which constitutes a part of this Agreement.

2.3.	The Agreement Property shall be deemed to have been delivered to Party B on January 1, 2006. As for the relet properties, Party A shall ensure that such properties are in good condition satisfactory to Party B and as for the newly leased properties, Party A shall ensure that such properties are in good condition satisfactory to Party B when delivered.

2.4.	Both parties hereby agree that each party may, by giving written notice to the other party no later than November 30th of each year, reduce the number of properties under the lease in accordance with its business needs. Each party shall modify the Schedules of this Agreement accordingly and as per the requirements of Clause 10.4, and make adjustments to the rent in accordance with Clause 4.4 of this Agreement.

2.5.	Both parties hereby agree that each party may, by giving written notice to the other party no later than November 30th of each year, increase the number of properties under the lease. If both parties agree to such increase before December 31 of such year, they shall modify the Schedules of this Agreement accordingly and as per the requirements of Clause 10.4, and make adjustments to the rent in accordance with Clause 4.4 of this Agreement.

2.6.	Both parties hereby agree that each party may, by giving one-month prior written notice to the other party to decrease the number of properties of such year. Party B shall pay the rent until it moves out of such properties.

Clause 3 Lease Term

3.1.	Unless otherwise required by the listing rules of the Stock Exchange of Hong Kong Limited, the term of this Agreement shall be from January 1, 2006 to December 31, 2006.

3.2.	The term of the sublease under this Agreement shall be the term of the original head lease less the period during which Party A rented such sublease estates prior to the effective date of this Agreement, provided however, that such term shall not extend beyond December 31, 2006.

3.3.	Except as otherwise provided in this Agreement, unless the prior written consent of the other party is obtained, a party may not terminate this Agreement or the leasing of any of the estates set forth herein before the expiry date.

Clause 4 Payment of Rent

4.1.	Rents for Party A Real Property under this Agreement shall be determined by reference to market rents or, if market rents are not readily available, by reference to the costs incurred by Party A in holding and maintaining such sites (including amortization of book value or depreciations, maintenance costs, property tax, business tax, supplementary fees, stamp tax, etc.), plus a reasonable profit margin of 5%. Party A shall be responsible for the payment of all taxes in connection with the lease of its Real Properties.

4.2.	Rents for Party A Leased Properties shall be based on the rental amounts set forth in the original head lease, plus all taxes required to be paid by Party A in connection with the sublease, including property tax, business tax, supplementary fees, stamp tax, etc.

4.3.	Party B shall pay to Party A a proposed annual rent of RMB168.4303 million in accordance with this Agreement, in respect of which RMB85.3377 million is rent for Party A Real Properties and RMB83.0926 million is rent for Party A Leased Property. Party B shall determine the final rent in accordance with Clauses 2.4, 2.5, 4.4 and 4.6 of this Agreement.

4.4.	To reflect changes in market rents and the number of properties leased under this Agreement, within one month before the end of each calendar year, the parties shall enter into a supplementary agreement to adjust the rent for the following calendar year.

4.5.	During the term of this Agreement, the rents set forth in this Agreement shall be paid to Party A by Party B on a semi-annual basis, with the amount of each payment being one half of the annual rent. Each payment of rent shall be made before January 31st, July 31st of each year (hereinafter referred to as “Payment Date”)respectively. If a Payment Date does not fall on business day, the rent shall be paid on the last business day before the Payment Date.

4.6.	Party B’s quarterly rent shall be calculated as follows:

(1)	Semi-annual rent payable to Party A shall be the aggregate of the semi-annual rent for each site leased from Party A.

(2)	Semi-annual rent for each site shall be half of the annual rent for such site.

4.7.	Party B shall pay the rents above into the designated account of Party A.

Clause 5 Rights and Duties

5.1.	As the lessor of the Agreement Property, Party A shall enjoy following rights:

(1)	To collect rental payments in accordance with the provisions of this Agreement; and

(2)	Other rights set forth in this Agreement.

5.2.	As the lessor of the Properties under this Agreement Property, Party A undertake to perform the following obligations:

(1)	Unless otherwise provided in this Agreement, Party A shall warrants that it has the right to lease the Party A Real Property in accordance with this Agreement, and that it has obtained all third party approvals required to sublease Party A Leased Properties in accordance with the original head lease entered into with such third parties and with this Agreement;

(2)	Party A undertakes to adopt any necessary measures to make the Agreement Property and the leasing thereof in compliance with relevant laws and regulations. If Party B suffers any losses (including any economic losses) as a result of Party A’s violation of such undertaking, Party A shall indemnify Party B in full and hold Party B harmless within thirty (30) days after Party B makes a claim for such loses in writing;

(3)	To renew the lease for Party A Leased Property as per the requirements of Party B;

(4)	During the term of this lease, to pay all property tax, business tax, supplementary fees, stamp tax, land utility fees and other lawful taxes and fees in connection with the leasing of Party A Real Property;

(5)	During the term of this Agreement, if Party A desires to assign the ownership of Party A Real Property to a third party, it shall notify Party B. Party B shall have a right of first refusal in regard to such assignment under the same terms offered to the third party. If Party B forfeits its right of first refusal, Party A may assign the ownership of such property to a third party under such terms, provided, however, that such third party shall be legally bound as the lessor under the term of this Agreement;

(6)	Party B may, by giving one month’s prior written notice to Party A, reduce the number of properties under this Agreement in accordance with its business needs;

(7)	Party A shall provide necessary assistance in a timely manner in response to all reasonable requests by Party B in regard to the use of the Agreement Property;

(8)	Party A shall perform all of its obligations and duties as lessor in a timely manner. Party A shall not by any action or inaction affect Party B’s normal use of the Agreement Property;

(9)	Unless otherwise provided for in this Agreement, during the term of this Agreement, Party A shall not repossess all or any part of the Agreement Property or terminate this Agreement before the expiry date.

5.3.	As the lessee of the Agreement Property, Party B shall have following rights:

(1)	To occupy and use the Agreement Property in accordance with the provisions of this Agreement;

(2)	In response to its business needs, to decorate and renovate t the Agreement Property without affecting the structural integrity thereof or violating this Agreement or relevant laws and regulations. Expenses in connection with decoration or renovation shall be borne by Party B and such decoration and renovation shall not adversely affect the value of the sites and/or Party A’s rights;

(3)	To sublease any and all of the Party A Real Property under this Agreement with the prior written approval of Party A (this sublease is not applicable to the Party A Leased Property);

(4)	In accordance with its business needs, to request to increase the number of properties under this Agreement, which Party A shall make its best efforts to satisfy;

(5)	In accordance with its business needs, with one month’s written notice to Party A, to request that Party A reduce the number of properties under this Agreement. Party A shall satisfy any such request from Party B;

(6)	Not withstanding the above requirement, if any damages occur to a certain site for reasons not caused by Party B , Party B has the right to make its own judgments regarding the extent of such damages. If such damages affect Party B’s reasonable and normal use of such site, Party B may notify Party A in writing and request Party A to terminate the lease in respect of the affected site. Party A shall examine such damages within 15 days after receipt of such notice. If Party A does not confirm within such a period, Party A may be regarded as having confirmed Party B’s requirements. After that, the lease for the damaged property may be terminated and Party B may be exempted from any rent of the damaged property since the date when the damages occur. After Party A repairs the damaged property, and subject to the consent of Party B, both parties may reestablish the leasing relationship according to the clauses under this Agreement since the date determined by both parties.

(7)	Under the same terms, to purchase Party A Real Property pursuant to a right of first refusal when Party A plans to assign its Real Property.

5.4.	As the lessee of the Properties under this Agreement, Party B shall perform following duties:

(1)	To pay rent in accordance with the terms of this Agreement;

(2)	To repair the Agreement Property during the term of the lease (not including repairs involving the main structure of the sites), except for repairs and maintenance that shall be undertaken by a third party or the owner of the sites pursuant to an agreement between Party A and such third party;

(3)	To be responsible for the payment of water, electricity, heating and repairs in connection with the Agreement Property, in addition to other fees arising due to the use of the Agreement Property during the term of the lease;

(4)	During the term of this Agreement, Party B shall be responsible for damages to any third party resulting from the decoration and renovation.

(5)	During the term of this Agreement, Party B shall manage and use the properties under this Agreement properly, and shall be responsible for the damages and loss of relevant properties resulting from its improper management and using.

(6)	To promptly return the Agreement Property to Party A upon the expiry or termination of this Agreement.

Clause 6 Amendment and Termination

This Agreement shall be terminated under the following circumstances:

(1)	The term of this Agreement expires;

(2)	The parties hereto agree to terminate this Agreement before the expiration of the term;

(3)	Applicable laws and regulations, or an adjudication, ruling or order of a court of complete jurisdiction or body of arbitration require the termination of this Agreement; or

(4)	Termination pursuant to other provisions herein.

Clause 7 Default and Damages

7.1	A party shall compensate the other party for any direct and indirect economic losses caused as a result of any breach of this Agreement by such party.

7.2	Party A permits Party B to use the sites in respect to which Party A has not yet obtained full legal title and undertakes to use its best efforts to compete relevant procedures required to obtain full legal title. If the use of Party A Real Property is challenged, interfered with or subject to any claim by a third party, Party A shall indemnify Party B. Party A undertakes to check within 10 days after Party B makes a written request and indemnity Party B in full within 10 days after such check. If both parties dissent over the amount of indemnification, they may engage an independent third party to evaluate the amount and the evaluation result shall be the final basis for such indemnification.

7.3	It the use of Party A Leased Property is challenged, interfered with or the subject to any claim by a third party, Party A shall indemnify Party B. Party A undertakes to check within 10 days after Party B makes request and indemnity Party B in full within 10 days after such check. If both parties dissent over the amount of indemnification, they may engage an independent third party to evaluate the amount and the evaluation result shall be the final basis for such indemnification.

Clause 8 Representations and Warranties

8.1	Representations and Warranties of Party A

(1)	Party A is a duly organized and existing wholly state-owned company with independent legal person status, holding a valid business license and having the legal right to possess, lease, and manage its assets and to execute and perform this Agreement;

(2)	Party A has conducted its business in accordance with applicable law and has never engaged in any activities beyond its approved business scope;

(3)	Party A has obtained all government approvals (if applicable) and internal authorizations for the execution of this Agreement, and this Agreement will be executed by its validly authorized representative so that upon such execution, this Agreement will be legally binding on Party A;

(4)	Party A’s execution of this Agreement and its performance of its obligations hereunder will not violate any laws or regulations, any other agreements or articles of association of Party A;

(5)	The term of the sublease conforms with clause 3.1 of this Agreement.

(6)	Party A shall have the obligation to take further necessary measures, including execution of other relevant agreements.

8.2	Representations and Warranties of Party B

(1)	Party B is a duly organized and existing stock limited company with independent legal person status, holding a valid business license and having the legal right to possess, lease, and manage its assets and execute and perform this Agreement;

(2)	Party B has conducted its business in accordance with applicable law and has never engaged in any activities beyond its approved business scope;

(3)	Party B has obtained all government approvals (if applicable) and internal authorizations for the execution of this Agreement, and this Agreement will be executed by its validly authorized representative so that upon such execution, this Agreement will be legally binding on Party B;

(4)	Party B’s execution of this Agreement and its performance of its duties hereunder will not violate any laws or regulations, other agreements or articles of association Party B.

Clause 9 Force Majeure

9.1	If a party fails to perform all or part of its obligations under this Agreement due to an event of Force Majeure (meaning an event beyond the reasonable control of the affected party that is unforeseeable, or unavoidable and beyond remedy if foreseen, and which happens after the execution of this Agreement and renders the full or partial performance of this Agreement impossible or impracticable). Events of Force Majeure include but are not limited to floods, fires, draughts, typhoons, earthquakes, and other acts of God, traffic accidents, strikes, insurrections, turmoil and war (whether declared or not) and any action or inaction of any governmental authority). The performance of such obligations shall be suspended during the period during which such performance is affected by the event of Force Majeure.

9.2	The Party claiming to be affected by an event of Force Majeure shall notify the other Party in writing of the occurrence of such event as soon as possible, and shall, within 15 days after the occurrence of such event, provide the other Party by personal delivery or registered air mail with appropriate evidence in support of the occurrence of the event of Force Majeure and the period of its occurrence. The Party claiming that its performance of the Agreement has become impossible or impracticable due to an event of Force Majeure shall make all reasonable efforts to eliminate or minimize the effects of such event of Force Majeure.

9.3	If an event of Force Majeure occurs, both Parties shall immediately consult with each other regarding the performance of this Agreement, and shall immediately resume their respective obligations under this Agreement upon the termination or elimination of the event of Force Majeure.

Clause 10 Miscellaneous

10.1	Unless otherwise provided for in this Agreement, a Party may not transfer all or part of its rights and obligations under this Agreement without the written consent of the other Party.

10.2	This Agreement and the attachments hereto constitute the entire agreement, and supersede all previous oral and written agreements, contracts, understandings and communications of the parties concerning the matters set forth herein.

10.3	Any provision hereof that becomes illegal, invalid or unenforceable will not affect the validity and enforceability of the other provisions of this Agreement.

10.4	Any amendment to this Agreement or its Schedules may be made only pursuant to written agreement executed by the authorized representatives of each Party and shall be approved by each party having taken taking appropriate corporate actions. If such amendment constitutes a material and substantial change to this Agreement, it shall become effective upon the notification of the HKSE or upon obtaining approval from the HKSE and/or ratification at a shareholders’ meeting of Party B (if applicable) subject to the then current requirements of the HKSE.

10.5	Unless otherwise provided for in this Agreement, any delay or failure on the part of any party hereto to exercise any right, power or privilege under this Agreement shall not operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege preclude the exercise of any other right, power or privilege.

10.6	The Schedules hereto constitute an integral part of this Agreement and have the same binding effect on the parties hereto as if they had been incorporated into this Agreement.

Clause 11 Notices

11.	Notices and other communications required to be given by any party pursuant to this Agreement shall be written in Chinese, and may be delivered by hand or registered mail to the address of the other party or sent by facsimile transmission to the number of the other party set forth below. The dates on which notices shall be deemed to have been effectively delivered shall be determined as follows:

(a)	Notices delivered by hand shall be deemed effectively delivered on the date of such hand delivery.

(b)	Notices given by registered mail shall be deemed effectively delivered on the 7th day (if the last day falls on a Sunday or a public holiday, then such date shall be extended to the next working day) after the date on which they were mailed (as indicated by the postmark).

(c)	Notices given by facsimile transmission shall be deemed effectively delivered at the time when the transmission is completed, provided that the sender shall produce the transmission report evidencing the successful transmission of relevant documents.

The address and fax number of the parties for the delivery of notice are as follows:

Party A:	China Life Insurance (Group) Company: Address: No.5 Guan Ying Yuan Xi Qu, Xicheng District, Beijing Fax number: 010-6611 1567 Telephone number: 010-6611 4433

Party B:	China Life Insurance Company Limited Address: China Life Building, No.16 Chao Wai Avenue, Chaoyang District, Beijing Fax number: 010-8565 2232 Telephone number: 010-8565 9999

If either party changes its address or fax number, it shall promptly notify the other party in writing of such change.

Clause 12 Governing Law and Dispute Settlement

12.1	This agreement shall be governed by and construed in accordance with the laws of PRC.

12.2	Any disputes arising from or in connection with this Agreement shall be resolved by both parties through friendly consultation. If the dispute cannot be settled in the aforesaid manner within ninety (90) days, either Party shall have the right to submit the dispute to the China International Economic Trade Arbitration Commission for arbitration to be conducted in accordance with the Commission’s arbitration rules in effect at the time of the arbitration. The arbitration award will be final and binding on both parties.

Clause 13 Supplementary Provisions

13.1	This Agreement is written in Chinese.

13.2	After the execution of this Agreement by both parties’ authorized representatives and the affixing of both parties’ company seals, this Agreement shall become effective.

13.3	After Party B has listed on the HKSE, the transactions contemplated by this Agreement shall constitute the related party transactions as described by the listing rules and according to the listing rules, such transactions can only be conducted after obtaining the exemption from HKSE or upon the approval of independent shareholders or conforming to any other stipulations concerning associated transactions in the listing rules. Therefore, the performance of this Agreement relating to such related party transactions shall be on the premise of the obtaining of the approval from HKSE and/or upon conforming to any other stipulations concerning the associated transactions in the listing rules. Both parties undertake to observe the relevant stipulations of the listing rules. 13.4 If the HKSE exemption contains additional conditions, this Agreement shall be performed in accordance with such additional conditions. Both Parties undertake to strictly observe such conditions

13.5	If the HKSE exemption for such related party transactions is retracted, rescinded, or becomes ineffective, and such transactions do not comply with the requirements concerning related party transactions in the listing rules, the performance of this Agreement relating to such transactions shall be terminated.

13.6	If the performance of all transactions contemplated by this Agreement is terminated pursuant to Clause 13.5, this Agreement shall be terminated.

13.7	This Agreement has been executed in three originals, with one to be held by each party and the other one shall be filed to Real Estates Management Department for registration.

Party A:	Party B:

China Life Insurance (Group) Company	China Life Insurance Company Limited
(Seal)	(Seal)

Legal Representative/ Authorized Representative (Signature)	Legal Representative/ Authorized Representative (Signature)

SCHEDULE I

List of Party A Real Property

Number of Sites	Branch	Area (sq.m.)	Annual rent (RMB)
963		643,866	85,337,700
120	01 Jiangsu	60,377	7,371,200
5	02 Shanghai	4,531	1,873,800
36	03 Anhui	24,896	4,167,000
7	04 Ningbo	2,076	146,100
65	05 Zhejiang	54,678	6,150,800
89	06 Guangdong	41,256	6,929,900
6	07 Shenzhen	4,819	2,106,400
7	08 Hainan	5,800	522,500
17	09 Fujian	9,620	926,900
1	10 Xiamen	942	67,800
36	11 Chongqing	18,842	1,252,700
57	12 Sichuan	27,118	1,577,700
14	13 Guizhou	5,881	1,405,100
46	14 Yunnan	38,185	4,191,300
15	15 Guangxi	23,101	2,715,100
20	16 Jiangxi	5,943	416,300
91	17 Hubei	31,367	1,429,800
9	18 Hunan	12,832	849,900
42	19 Henan	35,851	3,542,800
1	20 Beijing	4,966	783,100
2	21 Tianjin	11,727	3,126,900
30	22 Shanxi	24,165	3,393,500
4	23 Hebei	1,423	284,000
6	24 Qingdao	8,208	3,655,900
24	25 Shandong	50,270	10,593,300
14	26 Xinjiang	6,163	437,300
8	27 Ningxia	1,123	24,600
13	28 Shanxi	8,859	1,018,900
86	29 Gansu	50,936	5,613,200
1	30 Qinghai	82	5,300
28	31 Neimeng	12,238	1,028,000
39	32 Jilin	32,755	3,626,900
7	33 Heilongjiang	6,181	1,287,200
13	34 Liaoning	13,280	1,884,000
4	35 Dalian	3,393	932,500
0	36 Headquarter	0	0

SCHEDULE II

List of Party A Leased Property

Number of Sites	Branch	Area (sq.m.)	Annual rent (RMB)
707		493,367	83,092,566
30	01 Jiangsu	29,573	4,537,001
21	02 Shanghai	11,800	5,702,054
30	03 Anhui	15,007	1,702,876
12	04 Ningbo	8,506	507,100
3	05 Zhejiang	3,039	420,000
67	06 Guangdong	46,048	8,840,531
0	07 Shenzhen
2	08 Hainan	948	8,532
8	09 Fujian	2,072	125,000
4	10 Xiamen	5,377	1,540,197
12	11 Chongqing	7,356	2,309,111
16	12 Sichuan	7,471	1,829,530
21	13 Guizhou	3,414	447,756
24	14 Yunnan	5,883	943,828
25	15 Guangxi	25,494	3,945,834
26	16 Jiangxi	15,872	1,404,161
18	17 Hubei	6,389	921,336
18	18 Hunan	24,637	2,180,432
68	19 Henan	64,689	6,728,961
12	20 Beijing	14,441	10,515,000
4	21 Tianjin	5,377	1,540,197
49	22 Shanxi	32,057	5,382,709
42	23 Hebei	30,655	2,592,150
0	24 Qingdao
64	25 Shandong	59,016	6,739,039
30	26 Xinjiang	17,386	2,958,364